Exhibit 99.3
athenahealth to Acquire Proxsys, LLC
-Transaction would bring established cloud-based, hospital care coordination capabilities to athenahealth’s new athenaCoordinator service; Powers an emerging care coordination model -
BIRMINGHAM, Ala. and WATERTOWN, Mass., July 21, 2011— athenahealth, Inc. (NASDAQ: ATHN), a leading provider of cloud-based practice management, electronic health record (EHR), and patient communication services to medical groups, announced today that it has signed a definitive agreement to acquire Proxsys, LLC, a leading provider of cloud-based care coordination services between physicians and hospitals. This acquisition accelerates the development of athenahealth’s emerging care coordination service, now known as athenaCoordinator.
Terms of the merger agreement include a cash payment of approximately $28.0 million with the potential for additional consideration of up to $8.0 million, based on the achievement of certain business and financial milestones. The transaction is expected to close during Q3 2011.
Based in Birmingham, Alabama, Proxsys offers innovative services for care coordination, order transmission, referral management, hospital patient registration, and insurance pre-certification. Proxsys simplifies care transitions from physicians to their supply chain partners including: specialists, laboratories, imaging centers, hospitals and ambulatory surgery centers. This results in improved quality of care and patient satisfaction, decreases in denied or delayed claims payments and bad debt, and increases efficiencies and revenue. Proxsys serves approximately 90 clients, including certain athenahealth enterprise hospital clients, representing approximately 8,000 physicians and 60,000 patient registrations every month.
“We have a vision for how health care information exchange ought to work, and Proxsys represents a critical element of achieving that vision,” said Jonathan Bush, CEO and Chairman of athenahealth. “This acquisition accelerates the launch of our new athenaCoordinator service, which facilitates the flow of information throughout the health care supply chain, improving care coordination for current and future clients. This service will be the latest piece of the national health information backbone we have been steadily constructing.”
athenahealth intends to fully integrate Proxsys and its service offerings onto athenaNet®, athenahealth’s centrally hosted, cloud-based service platform. This would enable athenahealth’s new athenaCoordinator service to move patients, with their clinical and insurance data, from the ordering provider to order recipients on a transaction fee basis. Hospitals would help drive the adoption of the athenaCoordinator service into affiliated practices to reduce costs and provide better control of patient care for both the hospital and the ordering provider. As ordering providers send more orders through athenaCoordinator, the company believes it will spur adoption of the athenaCoordinator service by other hospital systems in the community.
“There is a common cloud-based service model that supports both athenahealth and Proxsys. As we integrate our services, we expect to drive a level of efficiency, accuracy, and clarity in the health care supply chain that is not being realized today,” said George Salem, founder and President of Proxsys. “There is a tremendous amount of administrative pain, liability, cost waste, and redundancy that has been bottle-necking the flow of vital health information. In joining with athenahealth, we can support a broad marketplace for this information, making exchange easier for hospitals, providers, and patients.”
athenahealth expects to incur expenses related to the amortization of purchased intangibles associated with this acquisition. Although the company excludes amortization of purchased intangibles from its non-GAAP adjusted financial statements, it is no longer excluding acquisition-related expenses from its non-GAAP financial results. Management expects that the acquisition-related expenses for Proxsys will be immaterial to the Company’s fiscal year 2011 results. For more information on the impact of this anticipated acquisition, please refer to athenahealth’s Q2 2011 earnings press release and prepared remarks, published in conjunction with this press release.
About Proxsys
Proxsys, LLC partners with dozens of hospitals across as many different states to provide streamlined admitting services to health care facilities and their patients. Coupling compassion with technology, our services provide accurate, up-to-date, and secure patient information while reducing the occurrence of errors and unnecessary expenses for both the patients and facilities. By enhancing the insurance verification, registration, and upfront collections aspects, we help create a seamless and worry-free admitting process that is beneficial to all. For more information, please contact us at (205) 970-3301 or toll-free at (888) 776-9797 or email questions or comments to contactus@proxsyscorp.com
About athenahealth
athenahealth, Inc. is a leading provider of cloud-based business services for physician practices. athenahealth’s service offerings are based on proprietary web-native practice management and electronic health record (EHR) software, a continuously updated payer knowledge-base, integrated back-office service operations, and automated and live patient communication services. For more information, please visit www.athenahealth.com or call (888) 652-8200.
This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated benefits of the integration of the Proxys service offerings with those of athenahealth, , the nature of prospective markets for those offerings, and the anticipated completion of our acquisition of Proxys. These statements are neither promises nor guarantees, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: the risk that our service offerings will not operate in the manner that we expect, due to design flaws, security breaches, or otherwise; potential interruptions or delays in our internet-based service offerings; our reliance upon third parties, such as computer hardware, software, data-hosting, and internet infrastructure providers, which reliance may result in failures or disruptions in our service offerings; errors or omissions included in our payer and clinical intelligence rules engine and database; and the evolving and complex government regulatory compliance environment in which we and our clients operate. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. athenahealth undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances, or otherwise. For additional disclosure regarding these and other risks faced by athenahealth, please see the disclosure contained in our public filings with the Securities and Exchange Commission, available on the Investors section of our website at http://www.athenahealth.com and on the SEC’s website at http://www.sec.gov.
John Hallock (Media)
Director, Corporate Communications
athenahealth, Inc.
(617) 402-1428
media@athenahealth.com
Jennifer Heizer (Investors)
Director, Investor Relations
athenahealth, Inc.
(617) 402-1322
investorrelations@athenahealth.com
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